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CNA ANNOUNCES APPROVAL FROM HARDY SHAREHOLDERS ON CNA ACQUISITION

Chicago, April 26, 2012 - Today, CNA Financial Corporation (NYSE: CNA) announced that Hardy Underwriting Bermuda Limited (LSE: HDU) shareholders have voted to approve CNA's proposed acquisition of Hardy. The acquisition is expected to close by the end of the second quarter, subject to regulatory approvals.
“We are delighted to be moving ahead with the transaction,” said Tom Motamed, chairman and chief executive officer, CNA. “Hardy is a specialized Lloyd's underwriter with a respected brand and a long history of disciplined underwriting. The acquisition provides CNA with a key platform for expanding our global business and accessing the $35 billion Lloyd's marketplace.”
In March of this year, CNA announced that the boards of CNA and Hardy had reached an agreement on the terms of an acquisition by CNA of Hardy. Today's shareholder vote was the next important step in the acquisition process. Upon closing of the transaction, Hardy will continue to operate under its own brand and its existing leadership team.
About CNA
Serving businesses and professionals since 1897, CNA is the country's seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.

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Any forward-looking statements made in this press release are made by CNA Financial as of the date of this press release. Further, CNA Financial does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA Financial's expectations or any related events, conditions or circumstances change.
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